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                                                                     EXHIBIT 5.1
                                  May 15, 1997



CKS Group, Inc.
10441 Bandley Drive
Cupertino, California 95014

RE: REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

              We have examined the Registration Statement on Form S-3 to be filed by you with the Securities and Exchange Commission on or about May 16, 1997 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of a total of 300,000 shares of your Common Stock (the "Shares"), to be offered for sale for the benefit of the Selling Stockholders described therein. The Shares are to be sold from time to time in the over-the counter-market at prevailing prices or as otherwise described in the Registration Statement. As legal counsel for CKS Group, we have examined the proceedings taken by you in connection with the sale of the Shares.

                 It is our opinion that the Shares are legally and validly issued, fully paid and nonassessable.

              We consent to the use of this opinion as an exhibit to the Registration Statement, including the prospectus constituting a part thereof, and further consent to the use of our name wherever it appears in the Registration Statement and any amendments thereto.

                                         Very truly yours,

                                         WILSON SONSINI GOODRICH & ROSATI
                                         Professional Corporation




                                         /s/ WILSON SONSINI GOODRICH & ROSATI